Exhibit 99.1

Protalix BioTherapeutics Completes Private Note Exchange of $9 million Notes Maturing September 2018 for $8.55 million Notes Maturing February 2022

Concurrently the Company Completes Private Placement of $10 Million Convertible Notes

CARMIEL, Israel, July 25, 2017 //GlobeNewswire - Protalix BioTherapeutics, Inc. (NYSE American:PLX, TASE:PLX) (“Protalix” or the “Company”) announced today the entry into a definitive exchange agreement relating to an exchange (the “Exchange”) of $9 million aggregate principal amount of the Company’s outstanding 4.50% Senior Convertible Notes due 2018 (the “Existing Notes”) for $8.55 million aggregate principal amount of newly issued 4.50% Senior Convertible Notes due 2022 (the “4.50% Notes”). The Exchange will be made in reliance on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”). Concurrently, the Company announced today the entry into a definitive note purchase agreement relating to the purchase by certain institutional purchasers in a private placement (the “Private Placement”) of $10 million aggregate principal amount of the Company’s 7.50% Senior Secured Convertible Notes due 2021 (the “7.50% Notes” and, together with the 4.50% Notes, the “Notes”). The Exchange and Private Placement closed today.

“This financing immediately improves Protalix’s liquidity and financial stability,” commented Moshe Manor, Protalix’s President and Chief Executive Officer.  “By addressing substantially all of our near-term debt maturities, our focus can now lay squarely on our clinical programs.  We believe Protalix is now sufficiently funded to reach each of its next major clinical and commercial milestones.”

The initial conversion rate for the both the 4.50% and 7.50% Notes will be 1,176 shares of common stock per $1,000 principal amount of 4.50% Notes, which is equivalent to an initial conversion price of approximately $0.85 per share of common stock, and is subject to adjustment in certain circumstances. The initial conversion price of the 4.50% Notes represents a premium of approximately 10%, relative to the closing price of the Company’s common stock on the NYSE American of $0.77 per share on July 24, 2017.

The Notes are further described in the Form 8-K filed on July 25, 2017 and in the indenture attached to the Form 8-K.

The Company intends to use the net proceeds from the sale of the 7.50% Notes to fund clinical trials for its product candidates, to fund its research and development activities and for working capital and general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The offer and sale of the 7.50% Notes, the issuance of the 4.50% Notes in the Exchange, and the shares of common stock issuable upon conversion of the Notes, if any, will not be registered under the Securities Act or any state securities laws, and unless so registered, the Notes and such shares may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms “anticipate,” “believe,” “estimate,” “expect,” “plan” and “intend” and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause material differences include, among others: failure or delay in the commencement or completion of our preclinical and clinical trials which may be caused by several factors, including: slower than expected rates of patient recruitment; unforeseen safety issues; determination of dosing issues; lack of effectiveness during clinical trials; inability to monitor patients adequately during or after treatment; inability or unwillingness of medical investigators and institutional review boards to follow our clinical protocols; and lack of sufficient funding to finance clinical trials; the risk that the results of the clinical trials of our product candidates will not support our claims of safety or efficacy, that our product candidates will not have the desired effects or will be associated with undesirable side effects or other unexpected characteristics; risks related to the amount and sufficiency of our cash and cash equivalents; risks related to the successful conclusion of our negotiations with the Brazilian Ministry of Health regarding the purchase of alfataliglicerase, and our commercialization efforts for alfataliglicerase in Brazil generally; risks relating to our ability to make scheduled payments of the principal of, to pay interest on or to refinance our convertible notes or any other indebtedness; risks relating to the compliance by Fundação Oswaldo Cruz with its purchase obligations and related milestones under our supply and technology transfer agreement; our dependence on performance by third party providers of services and supplies, including without limitation, clinical trial services; delays in our preparation and filing of applications for regulatory approval; delays in the approval or potential rejection of any applications we file with the FDA or other health regulatory authorities, and other risks relating to the review process; the inherent risks and uncertainties in developing drug platforms and products of the type we are developing; the impact of development of competing therapies and/or technologies by other companies and institutions; potential product liability risks, and risks of securing adequate levels of product liability and other necessary insurance coverage; and other factors described in our filings with the Commission. The statements in this press release are valid only as of the date hereof and we disclaim any obligation to update this information, except as may be required by law.

Investor Contact

Marcy Nanus

The Trout Group, LLC

646-378-2927

mnanus@troutgroup.com